EXHIBIT 99.2

Press Release

FOR IMMEDIATE RELEASE

Company contact: Robert W. Howard, Executive Vice President — Finance and Investor Relations, 303-293-9100 or Jim Felton, Investor Relations Manager, 303-312-8103

Bill Barrett Corporation Completes Initial Public Offering

Denver, Colorado — (PR Newswire) — December 15, 2004 — Bill Barrett Corporation (NYSE: BBG) announced today that its initial public offering was successfully completed. The Company sold 14.95 million shares at a price of $25 per share to the public. The number of shares in the sale included 1.95 million shares pursuant to the exercise of the underwriters’ full over-allotment option. The Company received approximately $347 million, net of expenses.

Goldman, Sachs & Co. acted as the sole book-running manager of the offering. J.P. Morgan Securities Inc. and Lehman Brothers Inc. acted as the joint-lead managers of the offering. Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, Petrie Parkman & Co., Inc. and First Albany Capital Inc. acted as co-managers.

Copies of the prospectus relating to the offering may be obtained from Goldman, Sachs & Co.’s Prospectus Department at 85 Broad Street, New York, New York, 10004, by telephone at 212-902-1171 or by faxing a request to 212-902-9316.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. The Company has projects in nine basins in the Rocky Mountains.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual

Bill Barrett Corporation · 1099 18th Street · Suite 2300 · Denver, CO 80202

results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (www.sec.gov).

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